Exhibit 99.1

FOR RELEASE:  June 3, 2004, 6:00 AM

ULTIMATE ELECTRONICS REPORTS

FIRST QUARTER RESULTS

DENVER, COLORADO, June 3, 2004 – Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the first quarter ended April 30, 2004.

For the first quarter ended April 30, 2004, the company reported a net loss of $8.4 million or $.57 per share on a diluted basis, compared to a net loss of $1.4 million or $.10 per share on a diluted basis for the same quarter of the prior year.  Sales for the first quarter were $152.4 million, a 2% decrease from sales of $155.7 million for the same quarter of the prior year.  Comparable store sales were down 11% for the quarter.  Gross profit margins for the first quarter were 31.5% compared to 32.7% for the same quarter of the prior year.  Gross profit margins were impacted by SKU reduction in certain categories, a concentrated effort to reduce the amount of product that becomes discontinued inventory and aggressive promotions.  Selling, general and administrative expenses for the first quarter increased as a percentage of sales to 40.0% from 34.2% for the same quarter of the prior year.  Fixed general and administrative expenses such as occupancy, depreciation, information systems, and payroll increased as a percentage of sales by 5.3% compared to the first quarter of the prior year due to lower than anticipated sales for the quarter, an additional seven stores opened in the second half of last year and the increased costs of operating our new management information system.  Net advertising was up 27 basis points and professional fees were up 26 basis points over the same quarter of the previous year.

First quarter sales by category were as follows:

	First Quarter Ended
Category	4/30/2004	4/30/2003
Television/DBS	47%	42%
Audio	18%	18%
Video/DVD	12%	15%
Mobile	8%	10%
Home Office	1%	3%
Other	14%	12%

The company’s inventory finished the quarter at $113.9 million, an 8% increase from its inventory level as of April 30, 2003 and no change from its inventory level as of January 31, 2004.  Borrowings under the company’s revolving line of credit were $68.9 million at the end of the first quarter.  Currently, borrowings under the company’s revolving line of credit are $59.8 million.

Dave Workman, President and Chief Executive Officer, stated, “The sales shortfall in February and March, combined with our decision to aggressively reduce inventory before it becomes discontinued, were the primary contributors to the loss for the quarter.  While reducing the standing levels of end-of-life cycle inventory and discontinued merchandise during the quarter had a negative effect on profitability, we expect our operating results to benefit in the second half of the year from a more profitable overall level of inventory.  In addition, we believe we have resolved most of the remaining system issues and expect to begin realizing operating efficiencies with our new management information system by the end of the year.

“Based on current sales trends (May comparable store sales, our toughest comparison for the second quarter, were down 6%) and the sales initiatives we have implemented, and in light of easier comparisons against our previous years’ sales, we believe comparable store sales for the second quarter will improve to negative low single digits and comparable store sales for the second half of the year will improve to positive mid single digits.  Most of our cost initiatives have been implemented and should allow us to leverage the improvement in sales expected for the second half of the year.  Based on the improvements in sales and margins expected from our operating initiatives and the cost reductions we have implemented, we anticipate break-even earnings results for our fiscal year.  With most of our operating initiatives in place, we are now focusing on fine-tuning traffic initiatives and long-term strategic initiatives that will uniquely position us in the market place for the future.

“We are continuing to develop new business opportunities in our builder division.  We have provided products and services for home builders since 1995.  Last year, we expanded that area of our business and completed over 6,000 homes.  We are currently partnered with 14 builders and have agreements pending commencement of work with four additional builders to supply home theater equipment, security systems, and wiring packages for approximately 12,500 homes over the next twelve months.”

Ultimate Electronics quarterly earnings conference call is scheduled for June 3, 2004 at 11:00 a.m. Eastern Time and will be broadcast live on the Internet.  Please visit the Company’s Web site at http://www.ultimateelectronics.com and click on the Webcast-Live icon on the Investor Relations page.

The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company.  These forward-looking statements include statements regarding: (i) our more profitable level of inventory and its benefits to our operating results; (ii) the resolution of the remaining issues associated with our new information system and the timing and realization of operating efficiencies from our new system; (iii) comparable store sales for the second quarter and second half of fiscal 2005; (iv) the success of sales, margin and cost initiatives; (v) anticipated earnings results for the year; (vi) the results of our traffic and long-term initiatives; and (vii) the number of new homes expected to be completed by our builder division pursuant to current arrangements.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with the operation of our new management information system; the number of new home starts; and other risk factors identified in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the company will be those anticipated by management.  The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Ultimate Electronics, Inc. (NASDAQ: ULTE)

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states.  The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®.  In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics.  During the past two years, the company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”

Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company’s Web site at http://www.ultimateelectronics.com or accessed via PR Newswire’s Web site at http://www.prnewswire.com.

Contact:  Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4000

SELECTED FINANCIAL INFORMATION

(amounts in thousands except share and per share data)

	Quarter ended April 30, 2004 (unaudited)	% of Sales	Quarter ended April 30, 2003 (unaudited)	% of Sales
Sales	$152,381		$155,685
Cost of goods sold	104,351	68.5%	104,776	67.3%
Gross profit	48,030	31.5%	50,909	32.7%
Selling, general & administrative expenses	60,958	40.0%	53,160	34.2%
Loss from operations	(12,928)	(8.5)%	(2,251)	(1.5)%
Interest expense, net	595	0.4%	45	—
Loss before taxes	(13,523)	(8.9)%	(2,296)	(1.5)%
Income tax benefit	(5,139)	(3.4)%	(872)	(0.6)%
Net loss	$(8,384)	(5.5)%	$(1,424)	(0.9)%
Loss per share - basic	$(0.57)		$(0.10)
Loss per share - diluted	$(0.57)		$(0.10)
Shares outstanding - basic	14,807,002		14,580,727
Shares outstanding - diluted	14,807,002		14,580,727

SUMMARY BALANCE SHEETS

(amounts in thousands)

	April 30, 2004	January 31, 2004
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$1,138	$4,413
Accounts receivable, net	36,467	44,306
Income tax receivable	398	7,975
Merchandise inventories, net	113,937	113,875
Prepaid expenses and other	5,110	3,800
Total current assets	157,050	174,369
Property and equipment, net	156,011	158,247
Deferred tax asset	5,946	806
Other assets	2,772	2,805
Total assets	$321,779	$336,227

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$32,008	$35,330
Accrued liabilities	26,597	35,177
Deferred revenue	208	353
Other current liabilities	144	141
Total current liabilities	58,957	71,001
Revolving line of credit	68,944	63,186
Capital lease obligations - less current portion	1,260	1,297
Other long term liabilities	1,808	1,808
Stockholders’ equity	190,810	198,935
Total liabilities and stockholders’ equity	$321,779	$336,227

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